Exhibit j

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Legg Mason Partners Series Funds, Inc:

We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for Legg Mason Partners Small Cap Growth Fund I (formerly Salomon Brothers Small Cap Growth Fund, a series of Legg Mason Partners Series Funds, Inc. (formerly Salomon Brothers Series Funds Inc,) as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

March 1, 2007